Churchill Capital Inc.

November 14, 1995



BFMA Holding Corporation                            VIA FACSIMILE
BFMA Acquisition Corporation
c/o Dabney Resnick Incorporated
150 South Rodeo Drive, Ste. 100
Beverly Hills, CA 90212
Attn: Allen Stern:


Ladies & Gentlemen:

You have informed us that you have an agreement to purchase Marietta Corporation for approximately $40 million, and that such purchase will be financed with a $17 million revolving credit facility provided by Foothill, a $10 million senior term loan, a $15 million subordinated loan and $7.0 million of equity consisting of cash and Marietta Corporation common stock (including up to $300,000 of reimbursed transaction related expenses) supplied by Mr. Barry Florescue. (It is understood that the senior term loan, at closing, may be increased up to $12.5 million with a proportioned decrease in the subordinated loan down to $12.5 million). This will confirm that Churchill Capital Partners II, a Minnesota limited partnership, by Churchill Capital, Inc., its General Partner, is proposing to make funds available to BFMA Acquisition Corp. to acquire the stock of Marietta Corporation, subject to the conditions described herein.

Based upon the data previously provided, this proposal is considered achievable unless our subsequent due diligence proves to be inconsistent with the information submitted to us. This proposal is also contingent upon the senior debt having terms and conditions acceptable to us and satisfactory completion of due diligence.

This proposal letter supersedes all our previous proposal letters.

Subordinated Debt Terms & Conditions
------------------------------------

Borrower:         BFMA Acquisition Corporation ("Borrower"), subject to
                  approval by Lender's legal counsel.

Lender:           Churchill Capital Partners II, A Minnesota limited partnership
                  ("Lender").

Amount:           $15,000,000 ("Loan").


2400 Metropolitan Centre, 333 South Seventh Street
Minneapolis, Minnesota 55402/ (612) 673-6633

BFMA Holding Corporation
November 14, 1995
Page 2


Purpose: To supply subordinated debt to partially finance the acquisition of Marietta Corporation.

Interest Rate:    18% fixed interest, payable monthly, of which up to 4% may be deferred for up to four years after closing, subject to monthly compounding at the 18% all-in rate.

Equity Warrant
Percentage:       8% of the fully-diluted common equity of the Borrower.

Maturity:         Eight years from date of closing.

Scheduled Debt    Principal to be paid in equal quarterly installments in
Retirement:       years seven and eight.

Excess Cash       A to-be-determined percentage of available Excess Cash (to
Recapture:        be defined), as determined annually by the Borrower's
                  Certified Public Accounting firm, shall be used first to pay off any deferred interest on the Loan with any remainder used to reduce senior debt and/or the Loan. If the senior lender does not require any mandatory prepayment from Excess Cash,
                       ---
                  then the Borrower will only be required to pay off any deferred interest on the Loan from Excess Cash.

Prepayment        Prepayment permitted after two years without premium from
Premiums:                                              ---------------
                  internally generated funds in increments of $100,000.
                  Prepayments from any source prior to two years from closing will be subject to a make-whole at 24% per year for two years, regardless of the actual time the Loan was outstanding. Other amounts prepaid will be subject to a prepayment premium which will increase the internal rate of return from the agreed-upon fixed interest rate on the amounts prepaid for the time
                                                             ------------
                  outstanding by 3% if prepaid in year three; and 2% if prepaid
                  -----------
                  in year four, exclusive of any fees and expenses, calculated on the basis of monthly compounding of interest.

                  If the Loan is prepaid from any source other than internally generated funds, the Loan, fees, if any, expenses, if any, prepayment premium and interest must be paid in full.

BFMA Holding Corporation
November 14, 1995
Page 3

Due Diligence
Fee: 1/2% of the Loan ($75,000), payable upon acceptance of this letter, refundable, less out-of-pocket expenses if Lender, at its option, chooses not to consummate the transaction.

Closing Fee:      2.0% of the Loan ($300,000), payable at closing.

Covenants:        Ordinary and customary, including, but not limited to, cross default and cross acceleration provisions; fixed charge and interest coverage tests; total debt, capital expenditure, dividend and management fee limitations; minimum tangible net worth and cash flow to total indebtedness tests; change in business, management and control restrictions sale of assets, merger and acquisition limitations. Lender may charge interest premium of an additional 5% per annum upon the occurrence and continuation of an Event of Default.

Reporting:        Financial reporting to be performed per GAAP by a certified public accounting firm acceptable to Lender.

Security:         Second lien on all assets behind senior lender, a limited
                  recourse guarantee of the Loan by BFMA Holding Corporation collateralized by a pledge of 100% of the stock of the Borrower, key-person life insurance with the Lender named as loss payee.

Subordination:    Subject to mutual agreement with senior lender. Subordination terms must recognize that subordinated debt provided by Lender is a debt instrument and not an equity proxy and, thereby, is entitled to basic lender rights including, but not limited to, cross default, cross acceleration and a limited period of suspension of rights and remedies.

Legal Deposit:    The Borrower shall pay an initial Legal Deposit of $20,000 to commence the loan documentation process. No loan documentation shall occur without approval of the Borrower or receipt of a
                              ----------------
                  deposit. Subsequent deposits may be required as legal fees are incurred.

BFMA Holding Corporation
November 14, 1995
Page 4


Termination Fee:  If the Lender is willing to consummate the transaction per terms substantially consistent with the terms outlined herein, and the Borrower or its successors, assigns or affiliated parties in total or individually, either prior to or within twelve months subsequent to the date of this proposal letter, consummates or contracts to consummate the proposed transaction without borrowing from the Lender, the Lender will be entitled to a Termination Fee equal to 3% of the requested Loan amount, in addition to all other fees and expenses
                                  -----------
                  provided for herein.

Confidentiality:  This letter is delivered with the understanding that neither it nor its substance shall be disclosed to any third party except where the same is required by law. The contents of this letter may be disclosed to Borrower's attorneys, accountants, investment bank, senior lender, senior lender's attorneys and Lender's attorneys, provided they are bound by the same confidentiality terms.

Expenses:         Borrower agrees to pay (in addition to the Due Diligence Fee)
                  at the time of closing, or immediately in the event the transaction contemplated herein is terminated, all reasonable legal, environmental, and out-of-pocket expenses incurred by Lender up until that time, including but not limited to all reasonable legal and out-of-pocket expenses relating to the failure of the Borrower to comply with its obligations in this section. Actual legal expenses will be netted against total legal deposits received. In addition, Borrower agrees to pay annual out-of-pocket transactional or loan monitoring expenses of the Lender (estimated at no greater than $10,000 per annum so long as no events of default exist). Borrower consents to the jurisdiction and venue of the courts of the State of Minnesota for the purposes of any legal action arising out of or relating to this proposal letter.

BFMA Holding Corporation
November 14, 1995
Page 5


Those matters which are not covered by or made clear in the above outline are subject to mutual agreement of the parties. This proposal is conditional upon the satisfactory completion of due diligence by the Lender, and the preparation, execution, and delivery of legal documentation in form and substance satisfactory to Lender and its counsel incorporating; substantially the terms set forth above.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this proposal to us, along with the Due Diligence Fee made payable to Churchill Capital, Inc., no later than the end of business Tuesday, November 14, 1995, the date on which this proposal letter will expire.

CHURCHILL CAPITAL PARTNERS II, A MINNESOTA LIMITED PARTNERSHIP

By:   Churchill Capital, Inc.
      Its General Partner

By:   Michael Hall, Principal
      -------------------------------
      November 14, 1995


Accepted:

BFMA Holding Corporation
BFMA Acquisition Corporation

By:   Barry Florescue
      -------------------------------

Its:  President
      -------------------------------
      November 14, 1995
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